Exhibit 10.4

AMENDED AND RESTATED
CHANGE IN CONTROL SEVERANCE AGREEMENT BETWEEN
PARKVALE SAVINGS BANK AND THOMAS R. ONDEK

THIS AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”), dated this 20th day of December 2007, between Parkvale Savings Bank (the “Bank”), a Pennsylvania-chartered stock savings bank and a wholly owned subsidiary of Parkvale Financial Corporation (the “Corporation”), and Thomas R. Ondek (the “Executive”).  The Bank, including any successor to the Bank by merger or otherwise, is referred to as the “Employer”.

WITNESSETH

WHEREAS, the Executive is presently an officer of the Employer, and the Executive, the Corporation and the Bank have previously entered into a change in control severance agreement originally effective as of December 21, 2006 (the “Prior Agreement”);

WHEREAS, the Employer desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Employer desires to be ensured of the Executive’s continued active participation in the business of the Employer; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive’s agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employer is terminated under specified circumstances;

NOW THEREFORE, intending to be legally bound hereby and in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.              Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)            Annual Compensation.  The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of aggregate base salary and cash incentive compensation paid to the Executive by the Employer or any subsidiary thereof during the calendar year in which the Date of Termination occurs (determined on an annualized basis) or the calendar year immediately preceding the calendar year in which the Date of Termination occurs, whichever year is higher.

(b)            Cause. Termination of the Executive’s employment for “Cause” shall mean termination because (i) the Executive intentionally engages in dishonest conduct in connection with his performance of services for the Corporation or the Bank resulting in his conviction of a felony; (ii) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iii) the Executive willfully fails or refuses to perform his duties under this Agreement and fails to cure such breach within fifteen (15) days following written notice thereof from the Corporation or the Bank; (iv) the Executive breaches his fiduciary duties to the Corporation or the Bank for personal profit; or (v) the Executive willfully breaches or violates any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order in connection with his performance of services for the Corporation or the Bank, and fails to cure such breach or violation within fifteen (15) days following written notice thereof from the Corporation or the Bank.  For purposes of this section, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation or the Bank.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Corporation or the Bank (the “Boards”) or based upon the written advice of counsel for the Corporation or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Corporation or the Bank.  The cessation of employment by the Executive shall not be deemed to be for “cause” within the meaning of this section unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the non-employee members of the Boards at a meeting of the Boards called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Boards), finding that, in the good faith opinion of the Boards, the Executive is guilty of the conduct described in this section, and specifying the particulars thereof in detail.

(c)            Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)            Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination.

(e)            Disability.  “Disability” shall mean the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(f)            Good Reason.  Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive following a Change in Control based on the occurrence of any of the following events:

(i) (A) a material diminution in the Executive’s base compensation as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, (B) a material diminution in the Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control, or (C) a material diminution in the authority, duties or responsibilities of the officer (as in effect immediately prior to the date of the Change in Control) to whom the Executive is required to report immediately prior to the Change in Control,

(ii) any material breach of this Agreement by the Employer, or

(iii) any material change in the geographic location at which the Executive must perform his services under this Agreement immediately prior to the Change in Control;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employer within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employer shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employer received the written notice from the Executive.  If the Employer remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employer does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(g)            IRS.  “IRS” shall mean the Internal Revenue Service.

(h)            Notice of Termination.  Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of the Executive’s employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.

(i)            Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employer’s retirement policies, including early retirement, generally applicable to its salaried employees.

2.            Benefits Upon Termination.   If the Executive’s employment by the Employer shall be terminated subsequent to a Change in Control by (i) the Employer for other than Cause, Disability, Retirement or the Executive’s death, or (ii) the Executive for Good Reason, then the Employer shall, subject to the provisions of Section 3 hereof, if applicable:

(a)            pay to the Executive, in a lump sum within five business days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Annual Compensation;

(b)            maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of this Agreement as of the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Employer in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 2(b) shall be payable at such times and in such amounts (except that the Employer shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Employer shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employer as of the Date of Termination; and

(c)            pay to the Executive, in a lump sum within five business days following the Date of Termination, a cash amount equal to the projected cost to the Employer of providing benefits to the Executive for the expiration of the remaining term of this Agreement as of the Date Termination pursuant to any other employee benefit plans, programs or arrangements offered by the Employer in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (y) stock benefit plans of the Employer and (z) cash incentive compensation included in Annual Compensation), with the projected cost to the Employer to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

3.            Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Corporation and the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Employer pursuant to Section 2 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employer under Section 2 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.   If the payments and benefits are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits to be provided in kind. The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent counsel selected by the Employer and paid by the Employer.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 3 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 3, or a reduction in the payments and benefits specified in Section 2 below zero.

4.              Mitigation; Exclusivity of Benefits.

(a)            The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 2(b) above.

(b)            The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5.            Withholding.  All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.            Assignability.  The Employer may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.            Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

Corporate Secretary
To the Bank:	Parkvale Savings Bank
4220 William Penn Highway
Monroeville, Pennsylvania 15146

To the Executive:	Thomas R. Ondek
At the address last appearing on the
personnel records of the Employer

8.            Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on its behalf; provided, however, that if the Employer determines, after a review of the final regulations issued under Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be further amended to avoid triggering the tax and interest penalties imposed by Section 409A of the Code, the Employer may amend this Agreement to the extent necessary to avoid triggering the tax and interest penalties imposed by Section 409A of the Code.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.            Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

10.            Nature of Employment and Obligations.

(a)            Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Employer and the Executive, and the Employer may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)            Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

11.            Term of Agreement.   The term of this Agreement shall terminate on December 31, 2010, unless extended as set forth below.  Commencing on January 1, 2009 and each subsequent January 1st, the term of this Agreement shall extend for an additional year until such time as the Board of Directors of the Employer or the Executive give notice in accordance with the terms of Section 7 hereof of its or his election, respectively, not to extend the term of this Agreement. As a consequence, subsequent to January 1, 2009, the remaining term of this Agreement will stay between two and three years unless notice of non-renewal is given.  Such written notice of the election not to extend must be given not less than thirty (30) days prior to any such January 1st.  If any party gives timely notice that the term will not be extended as of any January 1st, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

12.            Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the terms of this Agreement.

13.            Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.            Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

16.            Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

17.            Entire Agreement.  This Agreement embodies the entire agreement between the Employer and the Executive with respect to the matters agreed to herein.  Any prior agreements between the Corporation, the Bank and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreement, are hereby superseded and shall have no force or effect.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first written above.

Attest:	PARKVALE SAVINGS BANK

/s/Deborah M. Cardillo	By:	/s/ Robert J. McCarthy, Jr.
Deborah M. Cardillo, Corporate Secretary		Robert J. McCarthy, Jr.
President and Chief Executive Officer

Attest:	EXECUTIVE

/s/ Deborah M. Cardillo	By:	/s/ Thomas R. Ondek
Deborah M. Cardillo, Corporate Secretary		Thomas R. Ondek